Exhibit 99.1

The premier capital provider to the hospitality industry	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST APPOINTS INTERIM CFO
DALLAS — (November 4, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that due to the recent hospitalization of David Kimichik, the Company’s Chief Financial Officer, Mark Nunneley, Chief Accounting Officer, has assumed the additional responsibilities of interim Chief Financial Officer.
The Company fully expects Mr. Kimichik to resume his duties as Chief Financial Officer in the near future. Out of respect for Mr. Kimichik and his family’s right to privacy, the Company will refrain from further comment on his health until appropriate.
Ashford will announce its results for the third quarter ended September 30, 2008, as regularly scheduled after the market closes on Wednesday, November 5, 2008. Its regularly scheduled conference call will be held at 11:00am ET on Thursday, November 6, 2008.
* * * * *
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
-END-

14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600